EXHIBIT 10.9

AMENDMENT NO. 2 TO

KINDRED DEFERRED COMPENSATION PLAN

This is Amendment No. 2 (“Amendment”) to the Third Amendment and Restatement of the Kindred Deferred Compensation Plan, as last amended and restated as of January 1, 2009 (the “Plan”), which Amendment shall be effective January 1, 2013.

RECITALS

A.	Kindred Healthcare, Inc. (the “Company”) maintains the Plan and has reserved the right to amend the Plan in Section 12.2 of the Plan.

B.	The Plan and the Internal Revenue Code require that deferral elections must be paid before the start of a calendar year in order to be effective, even for compensation, like a bonus, that is paid after the end of the year to which the incentive pay relates (i.e., a bonus paid in February 2013, but which relates to the 2012 service year, can only be deferred with an election made before the 2012 service year begins).

C.	Ambiguities have arise in Plan operations as to how to apply the deferral election timing rule, given that not all types of compensation are factually clear in the Company’s payroll system as to which service period they relate, particularly with regard to compensation that is payable to employees of acquired companies.

D.	To simplify administration and minimize operational ambiguities, the Company wishes to re-define “Base Annual Salary.” Rather than defining it broadly as all taxable pay other than certain specific performance-based compensation, but then in operations having to discern the specific taxable amounts paid to which a deferral election cannot be applied because of the separate Plan and Code restrictions on the timing of deferral elections, by limiting deferral elections for 2013 and later years to regular base salary.

E.	The Plan shall continue to allow separate deferral elections with respect to Annual Short-Term Incentives, which phrase shall continue to apply solely to amounts paid under the Company’s program called the “Amended and Restated Kindred Healthcare, Inc. Short-Term Incentive Plan” and not to amounts paid to employees of acquired companies under pre-acquisition or acquisition-related bonus or incentive programs.

AMENDMENTS

1. Section 1.5 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

1.5

“Base Annual Salary” shall mean, for any Plan Year or part thereof during which an Employee is eligible to make deferrals under this Plan, compensation received (or which would have been received, but for a pre-tax deduction taken pursuant to Code Sections 125 (flexible benefit plans),

402(a)(8) (salary redirection), 402(h)(1)(B) (simplified employee plan), 132(f) (qualified transportation expenses) and 403(b)) at the Participant’s regular base rate of pay for hours actually worked and periods off work, such as vacation, sick, paid time off, jury duty, and bereavement. Bonuses, incentives, overtime, premium pay, shift differentials, or other non-periodic types of compensation are not included as Base Annual Salary, and Base Annual Salary shall exclude all amounts payable for periods after a Termination of Employment in the nature of severance pay.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be executed this 29th day of October, 2012.

KINDRED HEALTHCARE, INC.

By	/s/ Richard E. Chapman
Title: Chief Administrative and Information Officer, and Executive Vice President